Two Connell Drive Berkeley Heights, NJ 07922

CONTACT:
info@genta.com
(908) 286-3980

Genta Announces 3rd Quarter 2005 Financial Results

Company on Track for Completion of Genasense® Regulatory Filings in U.S. and
Europe by Year-End

BERKELEY HEIGHTS, NJ – November 7, 2005– Genta Incorporated (NASDAQ: GNTA), a biotechnology company focused on the identification and development of innovative cancer therapies, today announced third quarter financial results and earnings.

“The past quarter highlighted major strides that were made at all levels of the Company,” commented Raymond P. Warrell, Jr., M.D., Chairman and Chief Executive Officer of Genta. “Having devoted the last 12 months toward executing our clinical and regulatory strategies for Genasense®, we have turned our focus toward rebuilding our commercial capabilities. Our cash position has been enhanced, and we are advancing our pipeline products toward the clinic. We have completed accrual to several other randomized clinical trials, and we look forward to data release from these studies in 2006.”

Dr. Warrell continued: “We remain on track to complete by year-end 2005 the regulatory filings for marketing approval of Genasense plus chemotherapy in Europe for patients with advanced me lanoma, and in the U.S. for patients with relapsed or refractory chronic lymphocytic leukemia.”

Other highlights of the third quarter included:

  Data from extended followup in the Phase 3 trial of Genasense plus chemotherapy in patients with relapsed or refractory chronic lymphocytic leukemia (CLL) were presented in September at the International World Congress on CLL. In that trial, 241 patients were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) with or without Genasense. The trial achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR) (17% vs. 7%, respectively; P=0.025). To date, 6 of the 8 patients (75%) who achieved

  CR/nPR with chemotherapy alone have relapsed compared with 5 of 20 patients (25%) in the Genasense treatment group. The median duration of CR/nPR was 22 months in the chemotherapy alone group; the median has not been reached in the Genasense group (P=0.03). All CR/nPR responses have been “durable” (i.e., exceeding 6 months duration). Other information about this trial can be viewed at: http://www.genta.com/Genta/InvestorRelation/2005/press_20050630_1.html In June, Genta initiated a “rolling” New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in this indication. The Company anticipates that the NDA will be completed by year-end 2005.
  In an action taken by the European Medicines Agency (EMEA), a proposed Marketing Authorization Application (MAA) for Genasense was assigned to Spain and France as Rapporteur and Co-Rapporteur countries, respectively. The MAA proposes the use of Genasense plus dacarbazine (DTIC) for treatment of patients with advanced melanoma who have not previously received chemotherapy. The filing will comprise data collected after extended follow-up of patients who were enrolled into a randomized Phase 3 trial of dacarbazine with or without Genasense. The study showed that patients treated with Genasense achieved statistically significant increases in overall response, complete response, durable response, and progression-free survival. Intent-to-treat (ITT) analysis showed that the addition of Genasense to dacarbazine improved median survival to 9.0 months, compared with 7.8 months for patients treated with dacarbazine alone, which was the study’s primary endpoint. The hazard ratio (HR) was 0.87. The difference represented a strong trend that approached but did not reach statistical significance (P=0.077). A high serum LDH level, which is strongly associated with poor outcome, was one of the pre-specified stratification factors prior to randomization in this study. In patients without an elevation in LDH (N=508), the addition of Genasense was associated with a significant increase in overall survival (P=0.018), whereas there was no survival difference in patients with elevated levels. Other information regarding this trial can be viewed at: http://www.genta.com/Genta/InvestorRelation/2005/press_20050516.html. The Company anticipates that the MAA filing will be completed by year-end 2005.

Efficacy results from the Phase 3 trial of Genasense in patients with advanced melanoma are summarized in the table below.

End-Point	Genasense/DTIC vs. DTIC	p
Overall response	13.5% vs. 7.5%	0.007
Complete response	2.8% vs. 0.8%	0.031
Durable response	7.3% vs. 3.6%	0.027
Progression-free survival, median	2.6 vs. 1.6 mos.	0.0007
Overall survival (ITT), median	9.0 vs. 7.8 mos.	0.077
Overall survival: LDH <= 1.1 x	11.4 vs. 9.7 mos.	0.018
ULN, median

Financial Information

The Company reported a net loss of $7.9 million and net income of $8.0 million for the three and nine months ended September 30, 2005, respectively, compared to net losses of $5.6 million and $47.3 million for the same periods in 2004. The third quarter loss reflects the May 2005 termination of the Collaborative Agreement to commercialize Genasense® that had been in place between Genta and sanofi- aventis. As a result of the termination, the income statement for the third quarter of 2005 recognizes no license fees and development funding revenue and no research and development reimbursement. As of September 30, 2005, the Company had cash, cash equivalents and marketable securities totaling $28.8 million. On August 11, 2005 the Company sold approximately 19.1 million shares of its Common Stock for gross proceeds of approximately $17.5 million, before fees and expenses. The Shares were offered and sold pursuant to Genta's shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

In the third quarter, total revenues were $0.1 million, generated by sales of Ganite®, compared to total revenues of $1.4 million in the third quarter of 2004. License fees and development funding revenues of $1.3 million for the three months ended September 30, 2004 were generated by the recognition of the initial $10.0 million licensing fee and $40.0 million development funding received from sanofi-aventis in 2002 under the Collaborative Agreement. Prior to the sanofi-aventis notice of termination in November 2004, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 2004 were recognized over the six- month termination notice period ending in May 2005.

Third quarter gross expenses were $8.1 million, representing an $18.5 million decrease from the third quarter 2004. Expenses during the third quarter of 2004 included $13.3 million related to purchases of Genasense bulk drug substance and a $1.3 million loss on disposition of property and equipment due to the closure of our research facility in Salt

Lake City. There was no expense reimbursement in the third quarter of 2005 since as of May 2005 all Genasense costs are the responsibility of Genta.

As of September 30, 2005, Genta had no short-term or long-term debt, down from total debt of $29.0 million at September 30, 2004. Genta had cash, cash equivalents and marketable securities of $28.8 million as of September 30, 2005, compared to $42.2 million as of December 31, 2004. The monthly cash outflows year-to-date are consistent with the 2005 financial guidance previously provided by the Company.

Conference Call and Webcast

Genta will host a conference call and live audio webcast to discuss its third quarter financial results and the progress with its lead anticancer compound Genasense®. Genta management will host the conference call and live audio webcast on November 7 at 10:00 AM EDT. Conference call/webcast information:

US/Canada call: 877-634-8606; conference code 1604361
International call: 706-679-3140; conference code 1604361

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com. Audio replay of the conference call will be available approximately two- hours post completion of the call and will be archived for 30 days.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer. In addition, Genta has established a Cooperative Research and Development Agreement (CRADA) with the U.S. National Cancer Institute (NCI), which has initiated additional clinical trials. Information about the NCI-sponsored studies can be obtained at: http://www.clinicaltrials.gov/ct/search;jsessionid=50D3886BAAE768BEA0DE36526F68 083B?term=oblimersen

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. In 2005, the

Company initiated a “rolling” New Drug Application to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide in patients with relapsed or refractory chronic lymphocytic leukemia. The Company anticipates that the NDA will be completed by year-end 2005. The Company has also indicated its intention to submit by year-end 2005 a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) for the use of Genasense plus dacarbazine in patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data (unaudited)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30

	2005	2004	2005	2004

Revenues:
License fees/Development Funding	$--	$1,310	$26,229	$3,928
Product sales - net	86	87	259	711

Total revenues	86	1,397	26,488	4,639

Cost of goods sold	22	19	56	165
Provision for excess inventory	--	693	(21)	693

Gross margin	64	685	26,453	3,781
Costs and expenses:
Research and development	4,619	20,643	14,040	61,940
Selling, general and administrative	3,495	4,721	12,116	24,228
Loss on disposition of property and equipment	1	1,254	4	1,254

Total costs and expenses - gross	8,115	26,618	26,160	87,422
sanofi-aventis reimbursement	--	(20,489)	(6,090)	(36,453)

Total costs and expenses - net	8,115	6,129	20,070	50,969

Gain on forgiveness of debt	--	--	1,297	--
Other income (expense)	147	(136)	361	(79)

Net income (loss)	$(7,904)	$(5,580)	$8,041	$(47,267)

Net income (loss) per basic and diluted share	$(0.07)	$(0.07)	$0.08	$(0.60)

Shares used in computing basic net income (loss) per
share	105,629	80,358	98,820	78,758

Shares used in computing diluted net income (loss) per
share	105,629	80,358	99,015	78,758

Selected Condensed Consolidated Balance Sheet Data

	September 30 2005	December 31 2004

Cash, cash equivalents and
marketable securities	$28,814	$42,247
Working capital	21,867	(4,269)
Total assets	34,138	50,532
Total stockholders' equity	26,198	1,752